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                                                                      EXHIBIT 99




RFS HOTEL INVESTORS, INC. ANNOUNCES OFFERING OF 2.0 MILLION SHARES OF COMMON
STOCK

MEMPHIS, Tenn., May 30, 2002 (BUSINESS WIRE) - RFS Hotel Investors, Inc. (NYSE:RFS) today announced an offering of 2.0 million shares of common stock resulting in net proceeds of approximately $24.7 million. The Company intends to use the proceeds of the offering, together with available cash, to repurchase all of the Company's Series B Preferred Stock for approximately $25.9 million. The Series B Preferred Stock currently pays an annual dividend at the rate of 12.5%.

Delivery of the shares is expected to occur on or about June 4, 2002. The underwriter for the offering is Morgan Keegan & Company, Inc.

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 39% of its EBITDA from full service hotels, 35% from extended stay hotels and 26% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.